EXHIBIT 23.0

Independent Auditors’ Consent

The Board of Directors

Heritage Financial Corporation:

We consent to incorporation by reference in the registration statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88980, No. 333-88982 and No. 333-88976) on Form S-8 of Heritage Financial Corporation of our report dated February 20, 2004, relating to the consolidated statements of financial condition of Heritage Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in Heritage Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ KPMG LLP

Seattle, Washington

March 5, 2004